EXHIBIT 32.2

Consent of Frank, Rimerman & Co. LLP, Independent Auditors

As independent auditors, we hereby consent to the inclusion of our report herein by reference for the audit of balance sheets of Qwest Cyber.Solutions, LLC—ASP Division as of December 31, 2000 and December 31, 2001, and the related statements of operations, members’ equity and cash flows for the period from Inception through December 31, 1999 and the years ended December 31, 2000 and 2001, dated October 25, 2002 which report appears in the Current Report on Form 8-K/A of Corio, Inc., filed December 4, 2002 and to the reference of our firm under the heading “Experts” in the prospectus.

/S/    FRANK, RIMERMAN & CO. LLP

FRANK, RIMERMAN & CO. LLP

San Francisco, California

January 9, 2004